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                                                                    EXHIBIT 11.1

                                    VYSIS, INC.
            STATEMENT RE COMPUTATION OF PRO FORMA NET LOSS PER SHARE
                   (IN THOUSANDS, EXCEPT NET LOSS PER SHARE)


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                                                                      PRO FORMA      FOR THE NINE
                                                        -------------------------------------
                                                        FOR THE YEAR  MONTHS ENDED SEPTEMBER      SUPPLEMENTAL
                                                           ENDED                30,            ------------------
                                                        DECEMBER 31,  -----------------------     FOR THE NINE
                                                            1996                      1997        MONTHS ENDED
                                                        ------------               ----------  SEPTEMBER 30, 1997
                                                                         1996                  ------------------
                                                                      -----------                 (UNAUDITED)
                                                                      (UNAUDITED)
Net loss per statement of operations..................   $  (18,181)   $ (13,788)  $  (11,462)     $  (11,095)

Weighted average common shares outstanding:
  Shares attributable to common stock outstanding.....        1,058        1,058        1,058           1,058
  Shares attributable to common stock equivalents.....        4,929        4,929        4,929           4,929
  Shares attributable to options pursuant to SEC Staff
    Accounting Bulletin No. 83........................          120          120          120             120
  Shares to be issued in proposed offering............           --           --           --             583
                                                        ------------  -----------  ----------        --------
  Total...............................................        6,107        6,107        6,107           6,690
                                                        ------------  -----------  ----------        --------
                                                        ------------  -----------  ----------        --------

Pro forma net loss per share..........................   $    (2.98)   $   (2.26)  $    (1.88)
                                                        ------------  -----------  ----------
                                                        ------------  -----------  ----------
Supplemental pro forma net loss per share.............                                             $    (1.66)
                                                                                                     --------
                                                                                                     --------
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